Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

•                  Record Revenue Generating Unit Growth, 984,000 New Additions, up 25%

•                  Optimum Voice - Strong Start for VoIP with Nearly 29,000 Customers

•                  4Q Telecommunications Revenue up 17%

•                  Provides 2004 Outlook

Bethpage, N.Y., March 2, 2004 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2003.  Today’s results include the effect of the restatement of the company’s 2003 and 2002 results to record the effect of adjustments for amounts improperly recognized in earlier periods and certain other matters referred to in this release.

Consolidated fourth quarter net revenues increased 12% to $1.2 billion compared to the prior year period based on strong growth at the Telecommunications Services and Rainbow Media Core Networks divisions.  Consolidated operating loss totaled $46.2 million, compared to operating income of $70.6 million in the prior year period.  The operating loss was primarily due to costs associated with the launch of VOOM, the company’s direct broadcast satellite service, higher depreciation and amortization costs, and higher stock plan expenses. Adjusted operating cash flow for the quarter declined 19% to $249.9 million compared to the year-earlier period due to costs related to the launch of VOOM, and lower AOCF at both Rainbow Media and Madison Square Garden compared to the prior year period.  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 8 for a discussion of our use of AOCF as a non-GAAP financial measure and page 10 for a reconciliation of adjusted operating cash flow to operating income (loss) and net income (loss).

Full year 2003 consolidated net revenue increased 10% to $4.2 billion, and AOCF rose 5% to $1.1 billion, both compared to full year 2002.  The revenue and AOCF increases were primarily due to continued strong growth from the Telecommunications Services and the Rainbow Media Core Networks businesses. Operating income totaled $31.6 million, an 83% decrease from the prior year period due to higher depreciation and amortization expense and employee stock plan expenses of $42.8 million compared to a credit in 2002 of $41.5 million.

Telecommunications Services fourth quarter 2003 net revenues rose 17% to $723.0 million compared to the prior year period.  Operating income decreased 6% to $64.9 million compared to the prior year period primarily due to higher depreciation and amortization expense and higher employee stock plan expense. AOCF increased 10% over the comparable 2002 quarter to $272.7 million and includes $6.8 million of legal and indemnification expenses related to the agreement with the YES Network, and $17.2 million for reinstated 2003 management bonuses accrued entirely in the fourth quarter for the full year amount (no bonuses were paid for 2002).  The increase in revenue and AOCF primarily reflects continued strong customer demand for the company’s high-speed data service and digital video service.  Excluding legal and indemnification expenses related to the agreement with the YES Network, and the 2003 management bonuses, Telecommunications Services AOCF increased 18% for the quarter to $296.7 million.

Full year 2003 Telecommunications Services net revenues rose 12% to $2.7 billion compared to 2002.  Operating income for the full year decreased 23% to $239.9 million, while AOCF increased 10% to $1.0 billion, both compared to the prior year.  Operating income and AOCF both include $22.5 million of legal and indemnification expenses related to the agreement with the YES Network.

Rainbow Media’s Core Networks (AMC, IFC (The Independent Film Channel), WE: Women’s Entertainment and Consolidated Regional Sports) fourth quarter net revenues increased 26% to $167.0 million.  Operating income decreased 42% to $24.5 million and AOCF decreased 9% to $46.5 million, each compared to the year-earlier quarter.  The decline in operating income and AOCF was primarily due to a $17.9 million write-down of certain film and programming contracts and $4.9 million of legal and audit expenses associated with the Wilmer Cutler Pickering LLP investigation.  Excluding these expenses, AOCF increased 35% compared to the prior year period.

Full year 2003 Rainbow Media Core Networks net revenues increased 24% to $609.2 million compared to 2002.  Operating income for the full year increased 23% to $168.4 million and AOCF increased 37% to $225.9 million, both compared to the prior year.  Excluding a $17.9 million film and programming contracts write-off, and $11.0 million of investigation related expenses, AOCF increased 55% compared to 2002.

Cablevision President and CEO James L. Dolan commented:  “Cablevision had a very strong 2003, highlighted by the completion of a system-wide upgrade of our state-of-the-art network.  This extraordinary accomplishment has helped spur our aggressive roll out of our products and services, resulting in excellent performance for our consumer telecommunications services.  The company also made significant progress in meeting key financial objectives including: the sale of non-core assets; enhanced liquidity; and, the simplification of our ownership structure in the Rainbow programming businesses.”

Mr. Dolan continued:  “For the fourth quarter, the company’s cable, Lightpath and high-speed businesses reported a 17% increase in net revenues.  This was driven largely by strong demand for Cablevision’s iO: Interactive Optimum, which achieved a 31% penetration of video subscribers, and Optimum Online, which realized a 24% penetration of homes passed.  The newest addition to our consumer bundle, Optimum Voice, has already attracted 29,000 customers, and we look forward to its continued growth as well as that of video and high-speed data in 2004.”

“Our Rainbow Media assets had a solid fourth quarter as well.  Strong programming continues to spark interest from advertisers, which resulted in a 26% increase in net revenues for our core networks.  In addition, Cablevision continues to move forward with its plan to spin-off Rainbow DBS along with Rainbow Media’s three national networks, which we believe will provide greater clarity for shareholders by helping to further define the business strategies of both Cablevision and the new entity,” Mr. Dolan concluded.

Telecommunications Services

Telecommunications Services is comprised of:

•                  Consumer Services:  analog and digital video, high-speed data (HSD), residential voice and R&D/Technology, and

•                  Business Services:  Lightpath’s commercial telephony, HSD and broadband businesses

Consumer Services

Fourth quarter net revenues increased 16% to $679.0 million compared to the prior year period.  Operating income decreased 7% to $67.2 million due to higher depreciation and amortization expense and higher stock plan charges, and AOCF rose 9% to $252.9 million all compared to the year-earlier period.  Fourth quarter 2003 and 2002 AOCF includes $6.8 million and $3.3 million, respectively, of legal fees and indemnification expenses related to the company’s agreement with the YES Network.  Fourth quarter 2003 AOCF also includes a $15.4 million expense for 2003 management bonuses accrued entirely in the fourth quarter for the full year amount.  Excluding these expenses for both periods, Consumer Services AOCF increased 17% in the fourth quarter.

Highlights include:

•                  4,946,000 Revenue Generating Units, up 234,300 or 5% in the quarter, and up 983,800 or 25% for the year

•                  iO: Interactive Optimum digital video customers up 150,200 in the quarter, and up 689,000 for the year with a penetration rate of 30.8%

•                  Optimum Online HSD customers up 72,200 in the quarter, and up 286,900 for the year with a penetration rate of 24.0%

•                  Optimum Voice (the company’s new residential VoIP service) customers up 23,600 in the quarter, or 1,800 per week, to 28,700

•                  Basic video subscribers down 11,400 in the quarter and down 19,600 for the year with the New York City cable system accounting for 90% of basic video subscriber loss in 2003

•                  Total consumer revenue per basic video customer up 17% to $76.74, compared to $65.56 at year end 2002

•                  VOD/SVOD revenue of $5.72 per digital subscriber, up 44% from the prior year period’s $3.97

•                  An 12% increase in advertising revenue

•                  AOCF margin of 37.2% compared to 39.7% at December 2002.  The fourth quarter pro forma AOCF margin, excluding the 2003 management bonuses and YES related expenses from both periods, was 40.5% compared to 40.3% for the fourth quarter of 2002.

Business Services - Lightpath

Fourth quarter net revenues increased 9% to $45.6 million compared to the prior year period.  Operating loss decreased to $2.3 million, compared to an operating loss of $3.4 million in the prior year period.  AOCF rose 22% to $19.8 million, compared to the prior year period due to the collection of a $1 million receivable previously written-off, and to the favorable settlement of billing and interconnection carrier agreement disputes totaling $3 million.

Rainbow

Rainbow Media Holdings LLC (Rainbow), a wholly-owned subsidiary of the company, includes the following businesses:  AMC, IFC, WE, fuse, Mag Rack and five local News 12 Networks operating on Long Island, in New Jersey, Westchester, Connecticut and the Bronx, as well as three local MetroChannels and Rainbow Advertising Sales Corp.  Rainbow, through its 60% ownership interest in Regional Programming Partners (40% owned by Fox Sports), also owns interests in Madison Square Garden, Radio City Entertainment, and five regional Fox Sports Net channels outside the New York market, and Rainbow owns a 50% interest in the Fox Sports Net national service.

AMC/IFC/WE

Fourth quarter 2003 net revenues increased 23% to $120.9 million, operating income decreased 52% to $16.4 million, and AOCF decreased 15% to $34.1 million, each compared to the year-ago period.  The decrease in operating income and AOCF was due to a $17.9 million write-down of certain film and programming contracts almost entirely at AMC, and $4.7 million of expenses related to the Wilmer Cutler Pickering LLP investigation.  Excluding these costs, AMC, IFC and WE’s AOCF increased 42% compared to the prior year period.  Fourth quarter combined AMC and WE advertising revenue increased 48% from the year-earlier period, and comprised 27% and 41% of AMC’s and WE’s total revenue, respectively.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida, Fox Sports Net Ohio, Fox Sports Net Chicago and Fox Sports Net Bay Area (Chicago and Bay Area were consolidated effective December 12, 2003) and are 60% owned by Rainbow.  Fourth quarter 2003 net revenues grew 38% to $46.1 million and operating income decreased 2% to $8.2 million each compared to the year-earlier period.  AOCF rose 10% to $12.4 million compared to the prior year period.  Fourth quarter pro forma revenue and AOCF, to reflect the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area, increased 10% and 4%, respectively.

Developing Programming/Other

Developing Programming/Other consists of MagRack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow start-up ventures.  Fourth quarter net revenues decreased 12% to $52.1 million, and the operating loss for the quarter totaled $39.9 million compared to $16.2 million for the year-earlier period.  The AOCF deficit for the quarter totaled $24.6 million compared to a $13.3 million deficit for the prior year period.  Revenue, operating income and AOCF each declined from the prior year period primarily due to the successful theatrical release in the fourth quarter of 2002 of Y Tu Mama Tambien.  Higher marketing expenses at fuse, and startup production expenses and programming acquisition costs associated with a new video-on-demand programming service — sportskool, also contributed to the reduction in operating income and AOCF.

Rainbow DBS – VOOM

On October 15, 2003, Cablevision’s Rainbow DBS initiated the first satellite transmission of “VOOM”, a new service oriented to HDTV viewing.  For the fourth quarter, the satellite services division reported an operating loss of $54.9 million compared to an operating loss of $1.8 million in the year-earlier period.  The AOCF deficit for the quarter was $47.7 million compared to $1.8 million in the year-earlier period.  The operating loss and AOCF deficit were attributable to costs associated with the launch of the VOOM service including marketing, administration, high definition channel development and systems integration expenses.  These costs were not offset by any revenues.

While affiliation arrangements for syndicated programming are being completed, and while various technical problems are being resolved, the company has limited its marketing program.  (As of the end of February, 1,627 customers were installed and receiving service.  No customers have yet been billed for service.)  With the recent completion of significant programming arrangements, and improved technical performance, the company is now undertaking a measured increase in its marketing efforts and is testing a variety of pricing alternatives.

Madison Square Garden

Madison Square Garden’s businesses include MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex, and Radio City Music Hall.  Madison Square Garden’s fourth quarter revenue increased 3%, to $322.6 million, from the prior year period.  The increase was primarily due to an increase in live event revenue generated by Radio City Entertainment from the Christmas Spectacular and concerts.  This increase was somewhat offset by lower affiliate fee revenue at MSG Network due in part to the loss of the rights to broadcast the New Jersey Nets games, and lower MSG Network ad sales revenue.  Operating income for the quarter was $11.4 million compared to $20.0 million in the fourth quarter of 2002.   Fourth quarter AOCF decreased 24% to $28.1 million from the prior year period.  The decrease was primarily due to severance costs, higher team compensation costs, including NBA luxury tax, and higher theatrical development costs, offset in part by the strong performance of the Christmas shows.

Theatres

For the three-month period ended December 31, 2003, net revenue for Clearview Cinemas totaled $22.7 million, a 4% decline compared to the $23.6 million in the year-earlier period.  The operating loss was $0.7 million compared to operating income of $12.9 million in the prior year period.  Operating income in 2002 included a gain on disposal of fixed assets.  AOCF for the fourth quarter was $1.5 million versus $4.7 million in the fourth quarter of 2002.

Other

The Other AOCF deficit totaled $26.6 million for the quarter compared to $15.8 million in the prior year period.  Other expense is comprised primarily of management bonuses and costs associated with the spin off of the Rainbow DBS businesses.

Recent Developments
Spin Off - Satellite Service and Three Rainbow Media National Entertainment Services

On October 23, 2003, Cablevision announced that its board of directors approved an amended plan to spin off Cablevision’s satellite service (Rainbow DBS) on a tax-free basis to its shareholders.  The company has received a favorable ruling from the IRS regarding the tax-free status of the spin-off.  In addition to Rainbow DBS, the new spun off entity will include three of Rainbow Media’s national entertainment services – AMC, IFC (The Independent Film Channel) and WE: Women’s Entertainment – their subsidiaries, and certain other Rainbow businesses.  The company expects to file the requisite documents with the Securities and Exchange Commission (“SEC”) in the second quarter of 2004 and to complete the spin-off later this year.

Quadrangle Exercises its “Put” Option

In October 2003, Quadrangle Capital Partners LP exercised its “put option” to require CSC Holdings to purchase all of its Series A Exchangeable Participating Preferred Stock.  Terms of the agreement provide 60 days from the date of the exercise notice to elect delivery of cash or registered equity securities of Cablevision in settlement of the put right and, after making that election, an additional 30 days to pay if cash payment is elected and an additional 4 months to pay if Cablevision securities are elected.  We are currently in discussions with Quadrangle as to the process for determining the put price.

Investigation of Improper Expense Accruals and Other Adjustments

On June 18, 2003, Cablevision Systems Corporation announced that an internal review initiated by the company identified improperly recorded expenses at the national services division of Cablevision’s Rainbow Media Group.  At the time of the June 18 announcement, the review had found that $6.2 million of expenses for 2003 were accelerated and improperly accrued or expensed in 2002, rather than 2003.  All but $1.7 million of that pre-tax amount was identified and reversed prior to the release of the company’s 2002 results.

The company also announced on June 18, 2003 that its Audit Committee had retained Wilmer Cutler Pickering LLP to conduct an investigation of the matter.  Wilmer Cutler Pickering LLP subsequently retained PricewaterhouseCoopers LLP as forensic accountants.

In August 2003, the company announced that Wilmer Cutler Pickering LLP reported to the audit committee and management of the company that its investigation to that date had identified, in addition to the amounts announced by the company on June 18, 2003, improperly recognized expenses at the original productions units within the AMC and WE: Women’s Entertainment business units of the national services division of Rainbow Media Holdings and that pre-tax amounts that should have been expensed in 2003 that were expensed in earlier years equaled approximately $3.4 million.

In November 2003, Wilmer Cutler Pickering LLP reported that it had substantially completed its detailed review of year-end expenses that may have been improperly accelerated.  With respect to Rainbow Media Holdings, Wilmer Cutler Pickering LLP had reported that it had identified, in addition to the amounts reported in June and August 2003, additional improperly accelerated expenses at AMC and WE: Women’s Entertainment and at most other business units within Rainbow Media Holdings.  For AMC and WE: Women’s Entertainment, the additional pre-tax amounts that should have been expensed in 2003 and later periods that were expensed in earlier years equaled approximately $3.9 million, and for the other Rainbow business units equaled approximately $5.2 million, including $0.7 million in non-consolidated businesses.  The improperly recognized expenses in the Rainbow business units related primarily to sales and marketing, original production and event production activities.  With respect to the non-Rainbow Media Holdings’ units of the company, Wilmer Cutler Pickering LLP further reported that it had identified approximately $1.7 million in accelerated expenses that should have been recorded in 2003 and later periods, the majority of which consisted of sales and marketing, maintenance and consulting expenses. In late November, the company provided restated results for the first and second quarters of 2003 and 2002 to reflect the impact of the improper expense accelerations identified by the company and the Wilmer Cutler Pickering LLP investigation; these restatements were reflected in the company’s Form 10-Q filing for the third quarter of 2003.

In February 2004, Wilmer Cutler Pickering LLP reported that its investigation of improper expense recognition was nearly complete and that it expects to finalize its investigation prior to the filing of the company’s annual report on Form 10-K for the year ended December 31, 2003.  The investigation has covered all significant operating units within Rainbow Media Holdings, as well as the Telecommunications, Madison Square Garden and Corporate segments and has included a thorough evaluation of the facts (including a review of employee activities) relating to improper expense recognition.  The amounts identified to date are reflected in the table below.  Wilmer Cutler Pickering LLP has made recommendations to the Audit Committee with respect to improvements in internal controls.  Certain of these recommendations for both new policies and procedures and enhancement and reinforcement of existing policies and procedures have already been implemented by the company and other recommendations will be implemented by the company over the next few months.

The investigations into these matters by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York are continuing.

KPMG has advised the company that, upon completion of the Wilmer Cutler Pickering LLP investigation and as a result of the remedial actions taken and planned to be taken by the company in response to the improper expense recognition, it expects to provide its audit report on the company’s consolidated financial statements for the year ended December 31, 2003 in the company’s annual report on Form 10-K, which includes the required SAS 100 review for the Company’s financial statements for the quarters ended March 31, June 30 and September 30, 2003.

The company has also corrected certain other errors primarily with respect to launch and marketing support payments received from programming suppliers, a calculation error made in 1999 regarding minority interests, and the recognition of a gain in 2003 on marketable securities.  It was determined that certain of these items should have been recorded in different periods.  As a result of these errors, operating income and AOCF were each understated by $5.4 million in 2000 and were each overstated by $18.6 million in 2001, by $4.1 million in 2002, and by $7.6 million in the nine months ended September 30, 2003, respectively.  Income from continuing operations was understated by $22.0 million in 2000, overstated by $11.1 million in 2001, understated by $3.7 million in 2002, and overstated by $10.2 million in the nine months ended September 30, 2003.

The company has reflected corrections for the matters referred to in this section for the 2002 and 2003 periods in this earnings release, and expects to restate its 2000 – 2002 annual results and results for the quarterly periods in 2002 and 2003 in its Form 10-K and in its amended Forms 10-Q/A’s for 2003.

The following table sets forth the effects of the changes referred to in this section on the reported 2002 and 2001 amounts:

	Increases (decreases)
	Years Ended December 31,
	2002	2001
	(in thousands, except for per share information)

Revenue	$(119)	$240

Operating expenses	9,093	22,352
Depreciation	274	264
Operating income	(9,486)	(22,376)

Equity in net loss of affiliates	(297)	210
Minority interests	(1,797)	1,170
Loss on investments	(10,044)	—
Gain on sale of programming interests	—	(1,263)
Income from continuing operations before taxes	2,652	(25,019)
Income tax expense	(763)	2,552
Income from continuing operations	3,415	(27,571)
Income of discontinued operations, net of taxes	(220)	(334)
Net income	$3,195	$(27,905)
Basic and diluted net income per share	$0.01	$(0.10)

2004 Outlook

The company provides the following full year 2004 guidance.  The 2004 revenue and adjusted operating cash flow guidance is based on the restated full year 2003 results.

The supplemental schedule attached reflects 2003 results on a quarterly basis and includes the effect of the restatement and the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area.

Telecommunications

Basic video subscriber growth of approximately 0.5%

New revenue generating unit (RGU) net additions between 850,000 and 900,000

Total revenue to increase between 12% and 14%

Adjusted operating cash flow to increase between 13% and 15%

Capital expenditures for Telecommunications and corporate of approximately $600 million

Free cash flow positive in the fourth quarter of 2004 and modestly negative for the full year

Rainbow Media

National Networks (AMC/IFC/WE)

Total revenue to increase between 10% and 12%

Adjusted operating cash flow to increase between 14% and 16%

Consolidated Regional Sports

2004 guidance for revenue and adjusted operating cash flow treats the acquisition of Fox Sports Net Chicago and Fox Sports Net Bay Area as though both were consolidated on January 1, 2003.

Total revenue to increase between 4% and 6% (2% - 3% after giving effect to the timing of certain affiliate settlements)

Adjusted operating cash flow to increase between 18% and 20% (10 - 12% after giving effect to the timing of certain affiliate settlements)

Rainbow Developing

Adjusted operating cash flow losses of approximately $70 million

Other

Other AOCF deficit of approximately $40 million

Non-GAAP Financial Measures

In response to recent SEC guidance, the company will no longer use the term Adjusted EBITDA and will refer to this performance measure as adjusted operating cash flow.  This is a change in terminology only and the company has not changed the way it calculates this measure.

We define adjusted operating cash flow, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present “adjusted operating cash flow” as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles is a common performance measure used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income, please see page 10 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve almost 3 million households in the New York metropolitan area.  The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television offering, Optimum Online high-speed Internet service, Optimum Voice digital voice-over-cable service, and its Lightpath integrated business communications services.  Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC (The Independent Film Channel), and other national and regional networks.  Rainbow also is a 50 percent partner in Fox Sports Net.  In 2003, Cablevision’s Rainbow DBS launched its VOOM satellite service, the first service to offer a comprehensive array of high-definition (HD) television programming.  In addition to its telecommunications and programming businesses, Cablevision is the controlling owner of Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Frank J. Golden
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com
The 4Q 2003 earnings announcement will be Webcast live today at 10:00 a.m. EST
Conference call dial-in number is (973) 582-2700
Conference call replay number (973) 341-3080 / pin #4423110 until March 9th

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002

Revenues, net	$1,227,284	$1,098,874	$4,177,148	$3,801,835

Adjusted operating cash flow	$249,889	$310,112	$1,145,756	$1,096,204
Stock plan income (expense)	(21,186)	(10,011)	(42,806)	41,538
Restructuring credits (charges)	698	2,395	(10,725)	(74,091)
Operating income before depreciation and amortization	229,401	302,496	1,092,225	1,063,651
Depreciation and amortization	275,603	231,881	1,060,651	873,648
Operating income (loss)	(46,202)	70,615	31,574	190,003

Other income (expense):
Interest expense, net*	(181,826)	(122,773)	(603,136)	(484,041)
Equity in net income (loss) of affiliates**	(8,048)	(13,535)	429,732	(42,375)
Gain (loss) on investments, net	24,999	40,409	235,857	(881,394)
Gain (loss) on derivative contracts, net	(42,541)	(20,200)	(208,323)	924,037
Minority interests	(9,834)	(61,348)	(138,168)	(220,568)
Other items, net	5,543	(10,305)	(10,408)	(29,824)
Loss from continuing operations before income taxes	(257,909)	(117,137)	(262,872)	(544,162)
Income tax (expense) benefit	61,238	9,737	(20,316)	74,802
Loss from continuing operations	(196,671)	(107,400)	(283,188)	(469,360)
Income (loss) from discontinued operations, net of taxes (including loss of $5,561 on the sale of the retail electronics business in the year ended December 31, 2003)	(731)	637,177	(14,123)	562,667
Net income (loss)	$(197,402)	$529,777	$(297,311)	$93,307

INCOME (LOSS) PER SHARE:

Basic net income (loss) per share:
Loss from continuing operations	$(0.69)	$(0.36)	$(0.99)	$(1.60)
Income (loss) from discontinued operations	$—	$2.15	$(0.05)	$1.92
Net income (loss)	$(0.69)	$1.79	$(1.04)	$0.32
Basic weighted average common shares (in thousands)	286,766	295,996	285,486	293,516

Diluted net income (loss) per share:
Loss from continuing operations	$(0.69)	$(0.36)	$(0.99)	$(1.60)
Income (loss) from discontinued operations	$—	$2.00	$(0.05)	$1.71
Net income (loss)	$(0.69)	$1.66	$(1.04)	$0.29
Diluted weighted average common shares (in thousands)	286,766	320,109	285,486	331,959

(1)                      Results for the 2002 periods have been restated to reflect the impact of amounts that were improperly recorded in 2001 and earlier periods.

*                             Includes a $43.6 million and $87.2 million reclassification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock for the three months and year ended December 31, 2003, respectively, as a result of the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003.

**                    The equity in net income of affiliates for the year ended December 31, 2003 includes the company’s share of the gain on the sale of Northcoast Communications’ licenses.

ADJUSTMENTS TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation and amortization in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of stock appreciation rights granted under our employee stock option plan, a charge related to the redemption of RMG stock option shares and a charge related to the issuance of restricted shares.

•                  Restructuring charges (credits).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, reduction in required digital set top box commitments and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

		Actual December 31, 2003

Cash		$326,962

Bank debt		$2,357,039
Collateralized indebtedness		1,617,620
Senior notes and debentures		3,692,699
Subordinated notes and debentures		599,203
Notes payable		150,000
Capital lease obligations		84,856
Redeemable preferred stock		1,544,294
Exchangeable preferred stock		80,001
Debt and preferred stock		$10,125,712

LEVERAGE

Debt and preferred stock		$10,125,712
Less: collateralized indebtedness (1), exchangeable preferred stock (1)and cash		2,024,583
Net debt and redeemable preferred stock		$8,101,129

	Actual	Pro Forma (5)
Consolidated net debt and redeemable preferred/adjusted operating cash flow (2) (3)	7.6	7.5
Restricted Group leverage (Bank Test)	5.8	—
Notes and debentures ratio (4)	5.8	—

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.  Exchangeable preferred stock is excluded from the leverage calculation, as it is exchangeable into either common stock or payable in cash at the company’s option.

(2)                      Under the terms of Madison Square Garden’s bank credit agreement, adjusted operating cash flow for Madison Square Garden is based on a trailing 12 months for purposes of calculating leverage and covenant compliance.

(3)                      Rainbow DBS adjusted operating cash flow is based on a trailing 12 months for purposes of calculating leverage as it is a newly launched business.

(4)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the notes and debentures were issued.  The Restricted Group annualized running rate adjusted operating cash flow (as defined) for December 31, 2003 was $1,012,967.

(5)                      Pro forma reflects a full quarter of the consolidation of the adjusted operating cash flow from Fox Sports Net Bay Area and Fox Sports Net Chicago.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

NET REVENUES (a)

	Three Months Ended December 31,
	2003	2002	% Change

Consumer Services	$679,001	$583,353	16.4%
Business Services	45,638	41,938	8.8%
Eliminations (b)	(1,679)	(7,549)	77.8%
Total Telecommunications	722,960	617,742	17.0%
AMC/IFC/WE	120,852	98,573	22.6%
Consolidated Regional Sports	46,126	33,518	37.6%
Subtotal Core Networks	166,978	132,091	26.4%
Developing/Other	52,130	59,054	(11.7)%
Eliminations (b)	(9,905)	(6,218)	(59.3)%
Total Rainbow	209,203	184,927	13.1%
MSG	322,606	312,038	3.4%
Rainbow DBS	—	—	—
Theatres	22,747	23,560	(3.5)%
Eliminations (c)	(50,232)	(39,393)	(27.5)%
Total Cablevision	$1,227,284	$1,098,874	11.7%

NET REVENUES (a)

	Years Ended December 31,
	2003	2002	% Change

Consumer Services	$2,549,402	$2,280,724	11.8%
Business Services	178,321	158,371	12.6%
Eliminations (b)	(12,425)	(19,589)	36.6%
Total Telecommunications	2,715,298	2,419,506	12.2%
AMC/IFC/WE	441,901	350,342	26.1%
Consolidated Regional Sports	167,250	141,428	18.3%
Subtotal Core Networks	609,151	491,770	23.9%
Developing/Other	184,738	184,703	—
Eliminations (b)	(29,043)	(23,214)	(25.1)%
Total Rainbow	764,846	653,259	17.1%
MSG	771,986	789,677	(2.2)%
Rainbow DBS	—	—	—
Theatres	84,447	88,149	(4.2)%
Eliminations (c)	(159,429)	(148,756)	(7.2)%
Total Cablevision	$4,177,148	$3,801,835	9.9%

(a)                      Net revenues for 2002 have been restated to reflect the impact of adjustments resulting from the investigation.

(b)                     Represents intra-segment revenues.

(c)                      Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW (a)

	Operating Income (Loss)			Adjusted Operating Cash Flow(b)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2003	2002	Change	2003	2002	Change

Consumer Services	$67,216	$72,312	(7.0)%	$252,854	$231,744	9.1%
Business Services	(2,289)	(3,384)	32.4%	19,804	16,255	21.8%
Total Telecommunications	64,927	68,928	(5.8)%	272,658	247,999	9.9%
AMC/IFC/WE	16,377	34,070	(51.9)%	34,099	39,972	(14.7)%
Consolidated Regional Sports	8,168	8,352	(2.2)%	12,378	11,227	10.3%
Subtotal Core Networks	24,545	42,422	(42.1)%	46,477	51,199	(9.2)%
Developing/Other	(39,873)	(16,230)	(145.7)%	(24,572)	(13,296)	(84.8)%
Total Rainbow	(15,328)	26,192	(158.5)%	21,905	37,903	(42.2)%
MSG	11,362	20,044	(43.3)%	28,083	37,103	(24.3)%
Rainbow DBS	(54,902)	(1,787)	—	(47,664)	(1,787)	—
Theatres	(722)	12,856	(105.6)%	1,481	4,666	(68.3)%
Other	(51,539)	(55,618)	7.3%	(26,574)	(15,772)	(68.5)%
Total Cablevision	$(46,202)	$70,615	(165.4)%	$249,889	$310,112	(19.4)%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW (a)

	Operating Income (Loss)			Adjusted Operating Cash Flow (b)
	Years Ended December 31,		%	Years Ended December 31,		%
	2003	2002	Change	2003	2002	Change

Consumer Services	$249,192	$323,789	(23.0)%	$974,200	$897,854	7.0%
Business Services	(9,280)	(12,174)	23.8%	71,835	52,867	35.9%
Total Telecommunications	239,912	311,615	(23.0)%	1,046,035	950,721	10.0%
AMC/IFC/WE	126,221	105,962	19.1%	170,808	124,669	37.0%
Consolidated Regional Sports	42,184	30,806	36.9%	55,115	39,740	38.7%
Subtotal Core Networks	168,405	136,768	23.1%	225,923	164,409	37.4%
Developing/Other	(132,959)	(115,519)	(15.1)%	(76,709)	(87,804)	12.6%
Total Rainbow	35,446	21,249	66.8%	149,214	76,605	94.8%
MSG	4,499	56,700	(92.1)%	67,626	112,371	(39.8)%
Rainbow DBS	(89,668)	(3,373)	—	(82,254)	(3,373)	—
Theatres	(1,952)	10,030	(119.5)%	5,866	6,982	(16.0)%
Other	(156,663)	(206,218)	24.0%	(40,731)	(47,102)	13.5%
Total Cablevision	$31,574	$190,003	(83.4)%	$1,145,756	$1,096,204	4.5%

(a)                      Results for 2002 periods have been restated to reflect the impact of amounts that were improperly recorded in 2001 and earlier periods.

(b)                     Adjusted operating cash flow excludes restructuring charges (credits) of $(0.7) million and $10.7 million in the three months and year ended December 31, 2003, respectively, and $(2.4) million and $74.1 million in the three months and year ended December 31, 2002, respectively.  It also excludes stock plan expense of $21.2 million and $42.8 million in the three months and year ended December 31, 2003, respectively, and stock plan expense (income) of $10.0 million and $(41.5) million in the three months and year ended December 31, 2002, respectively.  Adjusted operating cash flow includes the long-term incentive plan expenses of $6.8 million and $36.0 million in the three months and year ended December 31, 2003, respectively, and long-term incentive plan expenses of $7.1 million and $23.5 million in the three months and year ended December 31, 2002, respectively.  The long-term incentive plan expenses are cash awards to senior executives of the company that vest over varying periods, some of which are performance based.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF OPERATING STATISTICS
(Unaudited)

	December 31, 2003	September 30, 2003	December 31, 2002

CONSUMER SERVICES

Homes Passed	4,400,895	4,392,600	4,369,385
Basic Video Customers	2,943,575	2,954,956	2,963,215
Digital Video Customers	905,495	755,325	216,545
High-Speed Data Customers	1,057,020	984,835	770,125
Voice Customers	28,650	5,006	—
Residential Telephone Customers	11,185	11,489	12,240
Total Revenue Generating Units	4,945,925	4,711,611	3,962,125
Basic Video Penetration	66.9%	67.3%	67.8%
Customer Relationships (a)	3,040,731	3,041,727	3,015,239

iO -Digital Video

Homes Released	4,400,895	4,268,500	3,353,675
Customers	905,495	755,325	216,545
Penetration of Basic Video Customers	30.8%	25.6%	7.3%

Optimum Online -High-Speed Data

Homes Released	4,400,895	4,268,500	3,696,140
Customers (b)	1,057,020	984,835	770,125
Penetration	24.0%	23.1%	20.8%

Optimum Telephone -Residential

Homes Marketed	157,320	157,320	157,320
Customers	11,185	11,490	12,240
Penetration	7.1%	7.3%	7.8%

Consumer Revenues for the three months ended (dollars in millions, except per customer data)

Video (c)	$507	$501	$467
Advertising	30	22	27
Other (d)	4	3	5
Total Video Revenues	541	526	499
High-Speed Data	129	118	77
Residential Telephone and Other	10	8	7
Total Consumer Revenue	$680	$652	$583
Average Consumer Revenue per Basic Video Customer	$76.74	$73.45	$65.56

BUSINESS SERVICES

Buildings on-net	1,655	1,625	1,505
Access Lines	142,690	140,282	146,200
Fiber Miles (e)	119,405	118,173	110,370
Route Miles	2,320	2,292	2,180

(a)                      Number of customers who receive at least one level of service without regard to which service they subscribe.

(b)                     Includes 25,700 business modem customers as of December 31, 2003, 23,175 as of September 30, 2003 and 16,600 as of December 31, 2002.

(c)                      Video revenue includes analog, digital, PPV and VOD revenue.

(d)                     Includes installation revenue, guide revenue, and other product offerings.

(e)                      Fiber miles include Westchester region, previously excluded.

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
CAPITAL EXPENDITURES

Consumer premise equipment	$86,840	$213,957	$448,456	$375,792
Scalable infrastructure	19,442	86,846	60,628	222,519
Line extensions	7,450	8,571	23,303	32,378
Upgrade/rebuild	29,812	59,774	139,074	222,004
Support	11,714	15,790	43,721	87,471
Total Consumer	155,258	384,938	715,182	940,164
Commercial	21,818	43,482	60,259	130,005
Total Telecommunications	177,076	428,420	775,441	1,070,169
Rainbow	4,988	12,194	15,760	35,422
MSG	3,039	13,268	6,578	41,249
Rainbow DBS	36,768	37,534	78,398	112,684
Other	4,563	9,748	12,194	61,186
Total Cablevision	$226,434	$501,164	$888,371	$1,320,710

	Viewing Subscribers December 31,		Basic Subscribers December 31,
	2003	2002	2003	2002
	(in thousands)
SUBSCRIBERS
AMC	74,000	72,500	81,000	80,000
WE	46,700	42,500	68,400	65,400
IFC	29,700	26,200	69,900	65,100
fuse	29,600	25,300	62,300	58,000
Consolidated Regional Sports (Florida, Ohio, Bay Area & Chicago)	15,300	14,600	16,600	15,900
Non-Consolidated Fox Sports Networks (New England)	3,700	3,700	4,200	4,200
Fox Sports Net	75,200	73,400	93,400	83,000

2003 PRO FORMA SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

Cablevision Systems Corporation

	4Q03	3Q03*	2Q03*	1Q03*	2003
REVENUE
Consumer Services	$679.0	$652.1	$623.7	$594.6	$2,549.4
Business Services	45.6	43.9	45.5	43.3	178.3
Eliminations	(1.6)	(2.5)	(4.2)	(4.1)	(12.4)
Total Telecommunications	723.0	693.5	665.0	633.8	2,715.3
AMC/IFC/WE	120.9	107.0	109.8	104.3	442.0
Consolidated Regional Sports	46.1	42.7	42.9	35.5	167.2
Subtotal Core Networks	167.0	149.7	152.7	139.8	609.2
Developing/Other	52.1	48.0	41.8	42.8	184.7
Eliminations	(9.9)	(7.3)	(6.1)	(5.8)	(29.1)
Total Rainbow	209.2	190.4	188.4	176.8	764.8
MSG	322.6	107.8	133.2	208.4	772.0
Rainbow DBS	—	—	—	—	—
Theatres	22.7	21.0	22.2	18.6	84.5
Other	—	—	—	—	—
Eliminations	(50.2)	(36.9)	(35.6)	(36.7)	(159.4)
Actual Revenue	1,227.3	975.8	973.2	1,000.9	4,177.2
Fox Sports Net Chicago/Bay Area	35.4	51.7	51.7	44.4	183.2
Revenue eliminations	(0.5)	(0.5)	(0.6)	(0.6)	(2.2)
Pro forma Revenue**	$1,262.2	$1,027.0	$1,024.3	$1,044.7	$4,358.2

	4Q03	3Q03*	2Q03*	1Q03*	2003
ADJUSTED OPERATING CASH FLOW
Consumer Services	$252.9	$257.8	$235.8	$227.7	$974.2
Business Services	19.8	16.4	20.5	15.1	71.8
Total Telecommunications	272.7	274.2	256.3	242.8	1,046.0
AMC/IFC/WE	34.1	47.1	45.3	44.3	170.8
Consolidated Regional Sports	12.4	19.6	13.4	9.7	55.1
Subtotal Core Networks	46.5	66.7	58.7	54.0	225.9
Developing/Other	(24.6)	(14.1)	(18.7)	(19.3)	(76.7)
Total Rainbow	21.9	52.6	40.0	34.7	149.2
MSG	28.1	16.2	9.2	14.2	67.7
Rainbow DBS	(47.7)	(29.4)	(3.5)	(1.7)	(82.3)
Theatres	1.5	0.9	2.4	1.1	5.9
Other	(26.6)	(3.0)	(10.7)	(0.4)	(40.7)
Actual Adjusted Operating Cash Flow	249.9	311.5	293.7	290.7	1,145.8
Fox Sports Net Chicago/Bay Area	4.1	11.4	10.3	4.4	30.2
Pro Forma Adjusted Operating Cash Flow**	$254.0	$322.9	$304.0	$295.1	$1,176.0

*                             Results for the first and second quarter of 2003 have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods.

**                      Reflects the results of Fox Sports Net Chicago and Fox Sports Net Bay Area as if the acquisitions had occurred on January 1, 2003.

	4Q03	3Q03*	2Q03*	1Q03*	2003
OPERATING INCOME (LOSS)
Consumer Services	$67.2	$68.9	$62.1	$51.0	$249.2
Business Services	(2.3)	(3.8)	0.4	(3.6)	(9.3)
Total Telecommunications	64.9	65.1	62.5	47.4	239.9
AMC/IFC/WE	16.3	33.0	38.7	38.1	126.1
Consolidated Regional Sports	8.2	16.9	10.3	6.8	42.2
Subtotal Core Networks	24.5	49.9	49.0	44.9	168.3
Developing/Other	(39.9)	(26.8)	(33.3)	(33.0)	(133.0)
Total Rainbow	(15.4)	23.1	15.7	11.9	35.3
MSG	11.4	4.2	(9.3)	(1.8)	4.5
Rainbow DBS	(54.9)	(29.5)	(3.5)	(1.7)	(89.6)
Theatres	(0.7)	(0.8)	0.3	(0.7)	(1.9)
Other	(51.5)	(42.1)	(39.5)	(23.5)	(156.6)
Actual Operating Income (Loss)	(46.2)	20.0	26.2	31.6	31.6
Fox Sports Net Chicago/Bay Area	4.4	10.7	8.9	3.2	27.2
Pro Forma Operating Income (Loss) **	$(41.8)	$30.7	$35.1	$34.8	$58.8

	4Q03	3Q03*	2Q03*	1Q03*	2003
RECONCILIATION OF ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME
Adjusted operating cash flow	$249.8	$311.5	$293.8	$290.7	$1,145.8
Stock plan income (expense)	(21.2)	(1.4)	(13.2)	(7.0)	(42.8)
Restructuring credits (charges)	0.7	(8.1)	(7.9)	4.5	(10.8)
Operating income before depreciation and amortization	229.3	302.0	272.7	288.2	1,092.2
Depreciation and amortization	275.5	282.0	246.5	256.6	1,060.6
Operating income**	$(46.2)	$20.0	$26.2	$31.6	$31.6

*                             Results for the first and second quarter of 2003 have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods.

**                      Reflects the results of Fox Sports Net Chicago and Fox Sports Net Bay Area as if the acquisitions had occurred on January 1, 2003.